Prospectus Supplement                           Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated August 19, 2003)           Registration Number 333-106391



                                  $420,000,000

                            COMVERSE TECHNOLOGY, INC.

             Zero Yield Puttable Securities (ZYPS) due May 15, 2023
                  initially convertible into 23,366,574 shares
                    of Common Stock, par value $.10 per share

                              ---------------------

           This prospectus supplement relates to the resale by holders of our Zero Yield Puttable Securities (ZYPS) due May 15, 2023, or ZYPS, and the shares of common stock issuable upon conversion of the ZYPS. This prospectus supplement is part of and should be read in conjunction with our prospectus dated August 19, 2003, and the information incorporated therein by reference.


           NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                 ---------------

          The date of this prospectus supplement is October 21, 2003.

           The information appearing in the following table supplements the information in the table under the caption "Selling Holders," beginning on page 36 of our prospectus and was provided by or on behalf of the selling holders.



                                               PRINCIPAL                       NUMBER OF                          NUMBER OF SHARES
                                            AMOUNT OF ZYPS                     SHARES OF            NUMBER OF      OF COMMON STOCK
                                             BENEFICIALLY      PERCENTAGE OF  COMMON STOCK          SHARES OF      BENEFICIALLY
                                              OWNED AND           ZYPS        BENEFICIALLY         COMMON STOCK     OWNED AFTER
 SELLING HOLDER                             OFFERED HEREBY      OUTSTANDING    OWNED(1)(2)         TO BE SOLD(1)   THE OFFERING(2)
 --------------                             --------------      -----------    -----------         -------------   ---------------

 1976 Distribution Trust FBO A.R.
 Lauder/Zinterhofer.....................           8,000             *              445                  445             --

 2000 Revocable Trust FBO A.R.
 Lauder/Zinterhofer.....................           7,000             *              389                  389             --

 Advent Convertible Master
 (Cayman) L.P. .........................       7,374,000            1.76%       410,250              410,250             --

 Alcon Laboratories.....................         391,000              *          21,753               21,753             --

 Allentown City Firefighters
 Pension Plan...........................          14,000              *             778                  778             --

 Allentown City Officers and
 Employees Pension Fund.................          16,000              *             890                  890             --

 Allentown City Police
 Pension Fund...........................          24,000              *           1,335                1,335             --

 Alpha US Sub Fund 4 LLC................         329,000              *          18,303               18,303             --

 Arapahoe County Colorado...............          49,000              *           2,726                2,726             --

 Arlington County Employees
 Retirement System......................         676,000              *          37,609               37,609             --

 Asante Health Systems..................         101,000              *           5,619                5,619             --

 British Virgin Island Social
 Security Board.........................          88,000              *           4,895                4,895             --

 City and County of San Francisco
 Retirement System......................       1,493,000              *          83,062               83,062             --

 City of New Orleans....................         206,000              *          11,460               11,460             --

 City University of New York............         152,000              *           8,456                8,456             --

 Delaware Public Employees
 Retirement System......................        1,565,000             *          87,068               87,068             --

 GLG Market Neutral Fund................        7,500,000           1.79%       417,260              417,260             --

 Grady Hospital Foundation..............          134,000             *           7,455                7,455             --

 Hfr Arbitrage Fund.....................          353,000             *          19,639               19,639             --

 Jersey (IMA) Ltd. .....................        3,000,000             *         166,904              166,904             --


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

                                               PRINCIPAL                       NUMBER OF                          NUMBER OF SHARES
                                            AMOUNT OF ZYPS                     SHARES OF            NUMBER OF      OF COMMON STOCK
                                             BENEFICIALLY      PERCENTAGE OF  COMMON STOCK          SHARES OF      BENEFICIALLY
                                              OWNED AND           ZYPS        BENEFICIALLY         COMMON STOCK     OWNED AFTER
 SELLING HOLDER                             OFFERED HEREBY      OUTSTANDING    OWNED(1)(2)         TO BE SOLD(1)   THE OFFERING(2)
 --------------                             --------------      -----------    -----------         -------------   ---------------
 KBC Financial Products
 (Cayman Islands) Ltd...................        5,000,000           1.19%       278,173              278,173             --

 LibertyView Funds LP...................       12,000,000           2.86%       667,616              667,616             --

 Lyxor..................................          875,000             *          48,680               48,680             --

 Municipal Employees....................          242,000             *          13,463               13,463             --

 New Orleans Firefighters
 Pension/Relief Fund....................          137,000             *           7,621                7,621             --

 Occidental Petroleum Corporation.......          272,000             *          15,132               15,132             --

 Pro-Mutual.............................          759,000             *          42,226               42,226             --

 State of Maryland Retirement Agency....        3,237,000             *         180,089              180,089             --

 Tag Associates.........................           69,000             *           3,838                3,838             --

 The Grable Foundation..................           89,000             *           4,951                4,951             --

 Trustmark Insurance....................          340,000             *          18,915               18,915             --


-----------------------------------------

*       Less than 1%.

(1) Assumes conversion of the full amount of ZYPS held by such holder at the initial conversion rate of 55.6347 shares per $1,000 principal amount of ZYPS; such conversion rate is subject to adjustment as described under "Description of the ZYPS--Conversion Rights." Accordingly, the number of shares of common stock issuable upon conversion of the ZYPS may increase or decrease from time to time. Under the terms of the indenture, cash will be paid in lieu of issuing fractional shares, if any, upon conversion of the ZYPS. Furthermore, the rights of the holders of ZYPS to convert their ZYPS into shares of common stock are subject to certain conditions described under "Description of ZYPS - Conversion Rights."

(2) The number of shares of common stock beneficially owned by each holder named in this prospectus supplement is less than 1% of CTI's outstanding common stock as of October 20, 2003.



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